Exhibit 10.13

Oshkosh B'Gosh, Inc. Severance Plan

Overview

The Oshkosh B'Gosh, Inc. Severance Plan (the "Plan") shall become effective as of the date (the "Effective Date") that it is approved by the Board. The Plan shall be applicable to the eligible individuals and/or categories of eligible individuals as set forth in Appendix A hereto (referred to herein as "Covered Employees"). A Covered Employee who receives benefits pursuant to the Plan on account of a Covered Termination (as defined below) shall not be entitled to severance benefits under any other plan or practice of Oshkosh B'Gosh, Inc. (the "Parent") or any of the Parent's affiliates (the Parent and its affiliates are collectively referred to herein as the "Company"). Except as specifically provided herein with respect to certain terminations during calendar year 2005, no benefits shall be payable under the Plan for any termination of employment occurring prior to the Effective Date.

Definitions

For purposes of the Plan, the following capitalized terms shall have the meaning specified:

    Administrator. "Administrator" means the Parent's Vice President Human Resources.
    Board. "Board" means the Board of Directors of the Parent.
    Cause. With respect to any Covered Employee, "Cause" shall mean any of the following events:
      theft, dishonesty, fraudulent misconduct, disclosure of trade secrets, gross dereliction of duty or other grave misconduct that is substantially injurious to the Company;
      a willful act or omission that the individual knew would have the effect of materially injuring the reputation, business or prospects of the Company;
      conviction of a felony, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction;
      the individual's consent to an order of the Securities and Exchange Commission for a violation of the federal securities laws;
      repeated and demonstrated failure to perform the material duties of the individual's position in a competent and efficient manner which failure is not due to illness or disability; or
      a petition under the federal bankruptcy laws or any state insolvency law is filed by or against the individual, or a receiver is appointed by a court for the individual's property.
    Change in Control. "Change in Control" shall mean the first to occur of any of the following:
      Any Person, other than:
        the Parent;
        any entity owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent; or
        any trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes (directly or indirectly) the beneficial owner of securities of the Parent which represent 50% or more of the combined voting power of the then outstanding voting securities of the Parent. For purposes of this paragraph (c), (I) "Person" has the meaning given that term under Section 13(d) and 14(d)(2) of the Exchange Act; (II) "beneficial owner" has the meaning given that term in Rule 13d-3 promulgated under the Exchange Act; and (III) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      The consummation of a merger or consolidation of the Parent with any other corporation, which merger or consolidation has been approved by the stockholders of the Parent, other than:
        a merger or consolidation that would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Parent (or such surviving entity) outstanding immediately after such merger or consolidation; or
        a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no Person acquires more than 15% of the then outstanding securities of the voting securities of the Parent.
      The stockholders of the Parent approve a plan of complete liquidation of the Parent or an agreement for the sale or disposition by the Parent of all or substantially all of the assets of the Parent (or any transaction having a similar effect).
      During any twenty-four (24) month period, individuals who, at the beginning of such period, constitute the Board ("Incumbent Directors") cease for any reason to constitute at least a majority of the Board. In determining whether there has been a change in the majority of the Incumbent Directors for purposes of the preceding sentence, a new director (other than a director designated by a Person who has entered into an agreement with the Parent to effect a transaction that would otherwise constitute a Change in Control) shall be treated as an Incumbent Member if such individual's election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors who are in office at the time of the approval and who either were actual Incumbent Directors at the beginning of the twenty-four (24) month period or who are treated as an Incumbent Director as a result of prior approval by the Board or stockholders in accordance with this clause (iv).

    Once a Change in Control has occurred, no subsequent event shall constitute a Change in Control for purposes of this Agreement.

    ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
    Good Reason. With respect to a Covered Employee, "Good Reason" shall mean any of the following:
      the imposition by the Company of a requirement that the individual relocate to a principal work location more than 35 miles from the Covered Employee's primary work location immediately prior to a Change in Control;
      a reduction in base salary or minimum, target or maximum bonus amount as a percent of the individual's base salary under the Parent's annual incentive performance cash bonus plan;
      the establishment by the Parent with respect to the individual of (1) performance measures or (2) minimum, target and/or maximum levels of performance goal achievement under the Parent's annual incentive performance cash bonus plan which are not substantially the same as the performance measures and levels of performance goal achievement established for other Company executives with similar levels of responsibility; or
      any change in the individual's responsibilities or authority in comparison with the individual's responsibility and authority as of the Effective Date which adversely affects to a material degree the individual's role in the management and operations of the Company's business.

    Covered Terminations

    For purposes of the Plan, a Covered Employee's employment shall be considered to have been terminated in a "Covered Termination" if, within twelve (12) months following a Change in Control, any of the following events occur:

    The Covered Employee's employment with the Company is terminated by the Company for reasons other than for Cause. A termination pursuant to this paragraph (a) shall be effected by means of an advance written notice from the Company to the Covered Employee. Notwithstanding the foregoing, if the event constituting the basis for the Covered Employee's termination for Cause is described in clause (ii) or (v) of the definition of "Cause", the termination shall only become effective if the Covered Employee fails, within thirty (30) days after receipt of the written termination notice, to substantially cure or rectify the performance issue or breach to the reasonable satisfaction of the Parent.
    The Covered Employee terminates his employment with the Company for Good Reason. A termination pursuant to this paragraph (b) shall be effected by means of an advance written notice from the Covered Employee to the Company within thirty (30) days after the Covered Employee first becomes aware of the condition or event constituting Good Reason. Notwithstanding the foregoing, a termination of employment for Good Reason shall only be effective if the Company fails, within thirty (30) days of receipt of the written termination notice, to substantially cure or rectify the breach to the Covered Employee's reasonable satisfaction.

Benefits

If a Covered Employee's employment is terminated in a Covered Termination, the Covered Employee shall be entitled to the benefits set forth in Exhibit B according to the Covered Employee's position with the Company (without regard to any reduction thereof as a result of an event constituting Good Reason) at the time of the Covered Termination. To the extent specifically provided in Exhibit B, a Covered Employee whose employment with the Company terminates during 2005 shall be entitled to benefits as set forth in Exhibit B, regardless of whether such Covered Employee's termination occurs in a Covered Termination.

All payments and benefits with respect to a Covered Employee under the Plan will be subject to such deductions and withholdings as may be required to be made pursuant to law, government regulations or order, or by agreement with or consent of the recipient. All tax liability of the recipient resulting from the payments under the Plan shall be the responsibility of the recipient.

Conditions on Benefits

No benefits will be provided under the Plan to any Covered Employee unless and until the Covered Employee has executed and returned to Parent a copy of a release agreement in the form reasonably satisfactory to the Parent.

Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Administrator determines, in its discretion, that the applicant is entitled to such benefits.

Transfers

A Covered Employee's employment with the Company shall not be considered terminated, and no benefits shall be payable to or with respect to any Covered Employee under the Plan, if the Covered Employee's employment with the Company terminates solely:

(a) as a result of the Covered Employee's termination of employment with the Company in connection with a sale of all or part of the Company (whether pursuant to a sale of assets, sale of stock, merger or other transaction) if the Covered Employee is offered employment with the buyer or any of its affiliates (including continued employment with Parent or any of its affiliates or any other affiliates of the buyer) in connection with the applicable sale on terms and conditions of employment (including, without limitation, compensation, benefits, position and authorities) that are substantially comparable in all material respects to the terms and conditions of employment enjoyed by the Covered Employee immediately prior to the applicable sale; or

(b) as a result of a transfer of employment among the entities comprising the Company.

Nonduplication of Benefits

Benefits will be provided by the Plan to a Covered Employee for only one event. Therefore, if more than one event occurs with respect to a Covered Employee which entitles such Covered Employee to benefits under the Plan, benefits will be provided under the Plan as if only one such event had occurred and no further benefits will be provided hereunder.

Administration

The authority to control and manage the operation and administration of the Plan shall be vested in the Administrator. The Administrator shall be the "named fiduciary" as described in section 402 of ERISA with respect to its authority under the Plan. Except as provided below, Parent shall be the administrator of the Plan and shall have the rights, duties, and obligations of an "administrator" as that term is defined in Section 3(16)(A) of ERISA. The Administrator shall have the following duties and obligations with respect to the Plan:

  to enforce the Plan in accordance with its terms and with such applicable rules of procedure and regulations as may be adopted by the Administrator;
  to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of Covered Employees and the rights of Covered Employees to benefits under the Plan, to conclusively interpret and construe the provisions of the Plan, and to remedy any ambiguities, inconsistences or omissions of whatever kind;
  to employ or utilize agents, attorneys, accountants or other persons (who may also be employed by or represent the Company) for such purposes as the Administrator considers necessary or desirable to discharge its duties; and
  to establish a claims procedure in accordance with section 503 of ERISA.

To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Administrator made by it in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable. Notwithstanding any other provisions of the Plan, the Administrator shall discharge its duties hereunder solely in the interests of the Covered Employees entitled to benefits under the Plan and for the exclusive purpose of providing benefits to Covered Employees according to the terms and conditions of the Plan. In exercising its authority under the Plan, the Administrator may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

Source of Payments

The obligations of the Company under the Plan are purely contractual. Any amount payable under the terms of the Plan shall be paid from the general assets of the Company and no trust or other separate fund shall be established for this purpose.

Plan Not Guarantee of Employment.

The Plan does not constitute a guarantee of employment by the Company, and participation in the Plan will not give any individual the right to be retained in the employ of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically arisen under the Plan.

Amendment and Termination

The Plan may be modified or terminated at any time by Parent; provided, however, that the Plan may not be amended for twelve (12) months following a Change in Control in a manner that reduces the amount of any severance benefits that may be provided pursuant to the Plan, adversely modifies the types of events that will constitute Covered Terminations for purposes of the Plan or limits the class of Covered Employees.

APPENDIX A

Covered Employees

As of the Effective Date, all employees of the Company shall be Covered Employees, other than the following: (i) those who are members of a collective bargaining unit, (ii) those who are parties to an individual employment agreement with the Parent, (iii) the chief executive officer of the Parent, (iv) interns, (v) limited term employees, (vi) seasonal employees, (vii) independent contractors, and (viii) employees of temporary staffing agencies. Notwithstanding any other provision of the Plan, individuals who are not treated as common law employees by the Company on its payroll records are excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees and not independent contractors.

APPENDIX B

Severance Benefits

Status	Formula (Wks per yr of service)	Min Wks	Max Wks	100% COBRA Subsidy*	Outplacement (# days)	Lump Sum Or Continuation

Nonexempt	1	4	12	Yes	30	C
Exempt	2	4	16	Yes	90	C
Mgrs (not on ICP)	2	8	24	Yes	90	C
Dir or Mgrs (on ICP)	4	16	36	Yes	120	C
Sr. VP/VP	N/A	N/A	52	Yes	180	C
Plant non-bargaining	1	2	8	No	2	L
Retail Sales Associates (rate of pay X avg hrs worked over last 6 mn)	2+1 wk Per yr	2	8	No	No	L
Retail Store Mgrs	2 + 1 wk Per yr	2	8	No	No	L
Regional Store Mgrs	2	8	24	Yes	90	C

Benefits shall be based on the Covered Employee's base salary as in effect immediately prior to termination of employment (without regard to any reduction thereof as a result of an event constituting Good Reason), excluding any bonus, commission or other compensation, for the number of weeks referenced in the foregoing chart. Except as specifically provided in the foregoing chart or as required by applicable law, the Covered Employee shall cease to participate in all other benefits (for example, life insurance, short and long term disability coverage, profit sharing and 401(k) plan participation, cafeteria plan participation, participation in nonqualified plans and all other Company benefit plans, programs, policies and arrangements.) for periods after the Covered Employee's termination of employment.

* "COBRA" means the group health continuation requirements of section 4980B of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder. The COBRA subsidy shall apply only if the Covered Employee (and, to the extent applicable, his covered dependents) is eligible for and elects COBRA coverage and shall apply for the period commencing on the date of the Covered Termination and ending on the earlier of (i) the end of the severance period or (ii) the date on which COBRA continuation coverage terminates by its terms. Any benefits provided pursuant the Plan shall be provided as part of, and not in addition to, the benefits to which a Covered Employee (or his covered dependents) is entitled under COBRA.

Additional Incentive Compensation Plan Benefit for 2005 Terminations

If a Covered Employee's employment with the Company terminates during 2005 either in a Covered Termination or as a result of death, disability, normal retirement, early retirement (i.e., after attaining age 60) or by reason of a Change in Control, the Covered Employee shall be entitled to a special bonus payment for fiscal year 2005 (in lieu of any other bonus payment under the Parent's cash performance bonus plan(s) for fiscal year 2005 and payable in February, 2006), in addition to the payments and benefits, if any, to which the Covered Employee would otherwise be entitled under the Plan, which special bonus payment shall be calculated as follows:

      A tentative incentive cash bonus (the "Tentative Bonus") shall be calculated under the Parent's applicable cash performance bonus plan(s). The Tentative Bonus shall be calculated in a manner consistent with the following: (i) for the period beginning on the first day of fiscal year 2005 and ending on the last day of the calendar month preceding the month in which a Change in Control occurs, by taking into account actual performance of the Company against sales, income and VAM targets set and approved by the Board for fiscal year 2005, (ii) for the period beginning on the first day of the calendar month in which the Change in Control occurs and ending on the last day of fiscal year 2005, by applying target performance measures applicable to the Covered Employee and assuming such targets were satisfied, (iii) by assuming that, for purposes of calculating any portion of the Tentative Bonus attributable to Individual Evaluation measures applicable to a Covered Employee, the Covered Employee's rating for fiscal year 2005 was the same as his rating for fiscal year 2004, (iv) other responsibility goals will be calculated under consistent guidelines as determined by the Administrator, and (v) as though the Covered Employee had remained employed as of the last day of fiscal year 2005.
      The Covered Employee's actual bonus for fiscal 2005 will be calculated by multiplying the Tentative Bonus by a proration factor equal to the number of full weeks of employment during fiscal year 2005 divided by 52.

The foregoing calculations will be computed generally in accordance with the January, 1994 design specifications for the Parent's cash performance bonus plan(s) and the specific bonus award composition, including performance measures and minimum award, target award and maximum award as a percentage of salary, all as set forth in the applicable specifications. Whether a Covered Employee's termination of employment is on account of normal or early retirement or disability shall be determined by the Compensation Committee of the Board.